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                                  EXHIBIT - 11

                      DIODES INCORPORATED AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

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
                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                  ----------------------------
                                                     1999              2000
                                                  ----------        ----------
BASIC
   Weighted average number of common
      shares outstanding used in computing
      basic earnings per share                     5,047,237         5,323,963
   Net income                                     $  690,000        $3,140,000
                                                  ----------        ----------
Basic earnings per share                          $     0.14        $     0.59
                                                  ==========        ==========

DILUTED
   Weighted average number of common
      shares outstanding used in computing
      basic earnings per share                     5,047,237         5,323,963
   Assumed exercise of stock options                 186,188           812,364
                                                  ----------        ----------
                                                   5,233,425         6,136,327
   Net income                                     $  690,000        $3,140,000
                                                  ----------        ----------
Diluted earnings per share                        $     0.13        $     0.51
                                                  ==========        ==========
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